Exhibit 23.2



                        Consent of Independent Auditors


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement Form S-3 and related Prospectus of SL Green Realty Corp. (the "Company") for the registration of 284,787 shares of its common stock and to the incorporation by reference therein of our reports (a) dated February 5, 2001, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report on Form 10-K for the three years ended December 31, 2000 and (b) dated March 19, 2001, with respect to the statement of revenues and certain expenses for the One Park Avenue property for the year ended December 31, 2000, included in its Form 8-K/A dated January 10, 2001 and (c) dated June 20, 2001, with respect to the statement of revenues and certain expenses for the 317 Madison Avenue property for the year ended December 31, 2000, included in its Form 8-K/A dated June 7, 2001, filed with the Securities and Exchange Commission.


                                         /s/ Ernst & Young LLP


New York, New York
July 16, 2001